ENERGY CONVERSION DEVICES AND SOLAR INTEGRATED TECHNOLOGIES SIGN DEFINITIVE MERGER AGREEMENT

Field Engineering and Technical Capabilities of Combined Organizations

to Enhance Customer Experience

Rochester Hills, Mich., Los Angeles, Calif., and London, UK – July 22, 2009 – Energy Conversion Devices, Inc. (ECD) (NASDAQ: ENER), the leading global manufacturer of thin-film flexible solar laminate products for the building integrated and commercial rooftop markets, and Solar Integrated Technologies, Inc. (SIT) (AIM: SIT.LN), a leading provider of building integrated photovoltaic (BIPV) roofing systems, today announced that they have signed a definitive agreement pursuant to which ECD will acquire SIT.

Under the terms of the agreement, ECD will pay 6.75 pence in cash (or approximately $0.11) for each share of SIT (the “Merger Consideration”) or approximately $11.2 million. Including the assumption of SIT’s net debt obligations, the purchase price will be approximately $16.3 million. ECD plans to finance the acquisition from existing corporate funds.

Mark Morelli, ECD’s president and chief executive officer said, “The acquisition of SIT enhances our BIPV value proposition by significantly improving our field engineering and technical capabilities in rooftop solar to better support our channel partners in Europe and the U.S. Our combined organization will also be well positioned to meaningfully participate in the expected growth in the U.S. market, including under the stimulus plan. We are extremely pleased to welcome SIT’s talented organization to our team.”

“We are excited to join forces with the world’s leader in building integrated and commercial rooftop photovoltaics,” stated R. Randall MacEwen, president and chief executive officer of SIT. “As one of ECD’s largest customers, we have experienced first-hand the differentiated attributes of UNI-SOLAR® PV laminates, and their impressive power production performance in real world conditions. We see compelling synergies between SIT’s customer relationships, end market knowledge and system integration expertise and ECD’s focus on operational excellence.”

The transaction is subject to customary closing conditions, including the approval of SIT’s shareholders. SIT’s board of directors has unanimously recommended that shareholders vote in favor of the agreement. All of SIT’s directors who hold common shares, representing a total of 11.5% of SIT’s outstanding shares, have entered into agreements to vote their shares in favor of the merger agreement. SIT expects to issue a proxy circular within the next 10 days and hold a shareholders’ meeting to consider the transaction on August 19, 2009, or as soon as practicable thereafter (the “Effective Date”). The transaction is expected to close within 60 days.

On the Effective Date, the common shares of SIT will be cancelled and automatically be converted into a non-tradable right to receive the Merger Consideration. SIT hereby gives notice for the purposes of AIM Rule 41 that the listing of the Common Shares of SIT on AIM will be cancelled at 07:00 a.m. (London time) on August 20, 2009 (the "Cancellation"). SIT shareholders should note that a separate resolution to approve the Cancellation will not be put to shareholders at the shareholders' meeting on August 19, 2009 and that trading in SIT’s shares will cease after the Effective Date.

Credit Suisse is acting as financial advisor and Covington & Burling LLP is acting as legal advisor to ECD. Thomas Weisel Partners LLC is acting as financial advisor to SIT and has provided a fairness opinion to SIT’s board of directors. Greentech Capital Advisors is also acting as financial advisor and Jones Day is acting as legal advisor to SIT.

About Energy Conversion Devices

Energy Conversion Devices is the leader in building integrated and commercial rooftop photovoltaics, one of the fastest growing segments of the solar power industry. The company manufactures and sells thin-film solar laminates that convert sunlight to energy using proprietary technology. ECD’s UNI-SOLAR® brand products are unique because of their flexibility, light weight, ease of installation, durability, and real-world efficiency. ECD also pioneers other alternative technologies, including a new type of nonvolatile digital memory technology that is significantly faster, less expensive, and ideal for use in a variety of applications including cell phones, digital cameras and personal computers. For more information, please visit www.ovonic.com.

About Solar Integrated Technologies

Solar Integrated Technologies designs, manufactures and installs building integrated photovoltaic (BIPV) roofing systems for commercial rooftops. Its BIPV roofing systems enable customers to transform unused space on the rooftop into a value-generating asset. Its customers include Audi, Carrefour, Coca-Cola Enterprises, Frito-Lay, Honeywell, IKEA, Johnson Controls, Metro, Portland General Electric, ProLogis, San Diego Unified School District, Tesco, Toyota, Unibail-Rodamco, U.S. Air Force, U.S. GSA, U.S. Navy and Westfield. For more information, please visit www.solarintegrated.com.

This release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that use the words "will," "believes," "anticipates," "estimates," "expects," "intends", "accelerate", "transformation," or similar words that describe the progress of the merger or ECD’s, SIT’s or the combined company’s future plans, objectives, or goals, and the assumptions underlying such statements and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: the potential that the merger may not close, or may not close as quickly as the parties anticipate; risks associated with integrating the combined business of the two companies; and market risks that will face the combined company. The risk factors identified in the ECD filings with the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, could impact any forward-looking statements contained in this release. Neither ECD nor SIT assumes any obligation, except as required by law, to revise or update any forward-looking statement in order to reflect events or circumstances that may arise after the date of this release.

ECD Contact

Mark Trinske

Vice President, Investor Relations & Communications

Energy Conversion Devices, Inc.

+1 (248) 299-6063

SIT Investor Contacts R. Randall MacEwen President & Chief Executive Officer Solar Integrated Technologies, Inc. +1 (562) 299-0136	Juliet Thompson or Chris Golden Nomura Code Securities Limited Nominated Adviser and Joint-Broker +44 20 7776 1200	Peter Krens Mirabaud Securities Limited Joint-Broker +44 20 7878 3362

SIT Media Contact

Archie Berens

Pelham Public Relations

+44 207 337 1523

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